News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Corp. Announces Appointment of John R. Grow as President and Chief Operating Officer

HOUSTON, Texas, October 31, 2008 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for small quantity generators of medical waste, today announced the appointment of John “Randy” Grow as the Company’s President and Chief Operating Officer, effective October 27, 2008. Mr. Grow, who has been a member of the Company’s Board of Directors since October of 2005, will retain his position on the Board. Dr. Burton Kunik will continue to hold the positions of Chairman of the Board and Chief Executive Officer.

Mr. Grow was one of the founding members and President of Accredo Health, Inc., a specialty provider of biopharmaceuticals and services. Under his leadership, Accredo grew to a $1.5 billion company after its initial public offering in 1999 until it was acquired by Medco Health Solutions. Prior to his career with Accredo Health, Mr. Grow was a Vice President with Caremark Homecare, a home infusion service provider, and American Hospital Supply, a manufacturer and distributor of surgical supplies.

Dr. Burton J. Kunik, Chairman and Chief Executive Officer of Sharps Compliance, commented, “We are facing a period of unprecedented growth in the demand for our products and services and an abundance of large sales opportunities across the nation. Not only will Randy’s extensive industry experience and knowledge help us win new customer contracts, his success in guiding rapidly growing businesses will be invaluable to the successful growth and execution of our day-to-day operations.”

Mr. Grow, President and Chief Operating Officer of Sharps Compliance, commented, “Burt’s vision and guidance have been key components to our current industry leadership position and success to-date. I believe with the strengthened senior management team that we now have in place, we are poised for accelerated sales growth and increased profitability in the second half of fiscal 2009 and beyond.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste and unused pharmaceuticals. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway™. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

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Sharps Compliance Corp. Announces Appointment of John R. Grow as President and Chief Operating Officer
November 1, 2008

For more information contact:	- OR -

David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

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